                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Karl Spurzem                                    Michael Sophie
Investor Relations                              Chief Financial Officer
(408) 866-3666                                  (408) 866-3666


                  P-COM, INC. ANNOUNCES RECORD NET SALES AND
             NET INCOME FOR FOURTH QUARTER OF 1997 AND FISCAL YEAR
--------------------------------------------------------------------------------

     CAMPBELL, CA, USA (January 22, 1998) -- P-Com, Inc. (NASDAQ National
Market: PCMS), reported results for its fourth quarter ended December 31, 1997 with sales of $64.2 million, a 54% increase over $41.6 million in sales for the comparable quarter of 1996. For the twelve months ended December 31, 1997, sales were $220.7 million, a 82% increase over the $121.0 million for the same period in 1996. The results include the effects of six acquisitions during the year, including the acquisitions accounted for under the pooling-of-interests method of accounting for Control Resources Corporation, RT Masts Limited, and Telematics, Inc. As a result, prior period amounts present the effect of a pooling-of-interests transaction as if all of the companies had been combined for all periods presented.

     The Company's net income increased 65% to $8.1 million for the fourth quarter of 1997 compared to net income of $4.9 million for the comparable period last year. The net income results of $0.18 per share with weighted average common and common equivalent shares of 46.9 million in the fourth quarter of 1997 increased 64% and compares to a net income per share of $0.11 with weighted average common and common equivalent shares of 42.7 million for the prior year's fourth quarter. For the twelve months ended December 31, 1997, the Company's net income increased 113% to $18.9 million as compared to $8.9 million for the twelve months ended December 31, 1996. For the twelve month period ended December 31, 1997, earnings per share increased 95% to $0.43 with weighted average common and common equivalent shares of 44.6 million, compared to $0.22 with weighted average common and common equivalent shares of 40.6 million for the comparable period in 1996. All per share amounts are reflected on a diluted basis. The share information also reflects the two-for-one stock split effected on September 26, 1997.

     P-Com's Chairman and Chief Executive Officer George P. Roberts said, "Demand for P-Com products and services was very strong for the fourth quarter. For operations activities, we have added 57,000 square feet of capacity in the Silicon Valley and dedicated

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                                                                     Page 2 of 4


P-COM, INC. ANNOUNCES RECORD NET SALES AND
NET INCOME FOR FOURTH QUARTER OF 1997 AND FISCAL YEAR
--------------------------------------------------------------------------------

approximately 30,000 square feet in Italy. In addition, P-Com continues to spend heavily in research and development to provide the products and services our customers desire. These efforts have resulted in increased market penetration, geographical coverage and a year end backlog of $65.2 million."

     Michael J. Sophie, Chief Financial Officer and Vice President, Finance added, "Our strategy of providing service capabilities to complement our equipment offering, in response to customer requests, allows P-Com to offer network solutions and increased value to our customers. We believe this will continue to strengthen our relationship with our customers."

     P-Com, Inc. develops, manufactures and markets network access systems for the worldwide wireless telecommunications market. The point-to-point, spread spectrum, and point-to-multipoint radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments.

     Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, reliance upon subcontractors, fluctuations in customer demand and commitments, both in timing and volume, the Company's ability to have available an appropriate amount of production capacity in a timely manner, the ability of the Company's customers to finance their purchases of the Company's products and/or services, political and economic stability, the timing of new technology and product introductions and the risk of early obsolescence. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

     P-Com, Inc., with world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, Italy, France, Germany, Mexico and Singapore, is an ISO 9001 certified company. For additional information, contact P-Com at:

    P-Com, Inc. _ 3175 S. Winchester Boulevard _ Campbell, CA 95008 _ USA
                   TEL: (408) 866-3666 _ FAX: (408) 866-3655

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                                                                     Page 3 of 4
                                  P-COM, INC.
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)


ASSETS
------
                                                     December 31,
                                                  1997          1996
                                               ---------      ---------
  Current assets:
    Cash and cash equivalents                  $  88,145      $  42,226
    Accounts receivable, net                      70,883         48,804
    Inventory                                     58,003         32,947
    Prepaid expenses and other current assets     12,534          8,274
                                               ---------      ---------
      Total current assets                       229,565        132,251

  Property and equipment, net                     32,313         20,585
  Goodwill and other assets                       43,643          2,616
                                               ---------      ---------
                                               $ 305,521      $ 155,452
                                               =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

  Current liabilities:
    Accounts payable                           $  38,043      $  27,633
    Accrued employee benefits                      3,930          1,378
    Other accrued liabilities                      6,255          7,819
    Income taxes payable                           6,409          2,494
    Notes payable                                    293          2,116
                                               ---------      ---------
      Total current liabilities                   54,930         41,440

  Long-term debt                                 101,690            914

  Minority interest                                  604            619

  Stockholders' equity
    Common stock                                       4              4
    Additional paid-in capital                   131,735        112,913
    Retained earnings (accumulated deficit)       18,380           (511)
    Cumulative translation adjustment             (1,822)            73
                                               ---------      ---------
      Total stockholders' equity                 148,297        112,479
                                               ---------      ---------
                                               $ 306,521      $ 155,452
                                               =========      =========

---------------------
*The Company acquired Control Resources Corporation on May 29, 1997 and RT Masts Limited and Telematics, Inc. on November 27, 1997, each in a stock-for-stock merger. These transactions have been accounted for based on the pooling-of-interests method of accounting. As a result, prior period amounts present the effect of a pooling-of-interests transaction as if all of the companies had been combined for all periods presented. The Company's results also reflect a two for one stock split paid in the form of a 100% stock dividend effective September 26, 1997.

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                                                                     Page 4 of 4
                                  P-COM, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                           Three Months Ended                 Year Ended
                                      ----------------------------  ----------------------------
                                      Dec. 31, 1997  Dec. 31, 1997  Dec. 31, 1997  Dec. 31, 1997
                                      -------------  -------------  -------------  -------------
Sales                                   $  64,228      $  41,587      $ 220,702      $ 120,953
Cost of Sales                              36,334         25,230        129,235         74,058
                                        ---------      ---------      ---------      ---------
   Gross profit                            27,892         16,357         91,467         46,895
                                        ---------      ---------      ---------      ---------

Operating expenses:
   Research and development                 8,221          6,306         29,127         20,163
   Selling and marketing                    4,703          2,512         15,696          7,526
   General and administrative               2,604          2,848         14,539          9,986
   Goodwill amortization                      661            111          2,409            296
                                        ---------      ---------      ---------      ---------
      Total operating expenses             16,189         11,777         61,771         37,971
                                        ---------      ---------      ---------      ---------

Income from operations                     11,703          4,580         29,696          8,924

Interest and other income, net                517            574            247            906
                                        ---------      ---------      ---------      ---------

Income before income taxes                 12,220          5,154         29,943          9,830

Provision for income taxes                  4,155            262         11,052            956
                                        ---------      ---------      ---------      ---------

Net income                              $   8,065      $   4,892      $  18,891      $   8,874
                                        =========      =========      =========      =========

Net income per share:
   Basic                                $    0.19      $    0.12      $    0.45      $    0.23
                                        =========      =========      =========      =========
   Diluted                              $    0.18      $    0.11      $    0.43      $    0.22
                                        =========      =========      =========      =========

Shares used in per share computation:
   Basic                                   42,793         40,811         42,175         38,762
                                        =========      =========      =========      =========
   Diluted                                 46,899         42,736         44,570         40,607
                                        =========      =========      =========      =========

---------------------
*The Company acquired Control Resources Corporation on May 29, 1997 and RT Masts Limited and Telematics, Inc. on November 27, 1997, each in a stock-for-stock merger. These transactions have been accounted for based on the pooling-of-interests method of accounting. As a result, prior period amounts present the effect of a pooling-of-interests transaction as if all of the companies had been combined for all periods presented. The Company's results also reflect a two for one stock split paid in the form of a 100% stock dividend effective September 26, 1997.

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